UCT Acquires Miconex and Enters the Wet Chemical Equipment Segment

Acquisition adds manufacturing expertise in complex plastic assemblies

August 3, 2015

HAYWARD, Calif., August 3, 2015 /PRNewswire/ — Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel display, medical, energy and research industries, today announced that it has signed and closed an agreement to acquire Miconex s.r.o. (“Miconex”).

Miconex is a provider of advanced precision fabrication of plastics, primarily for the semiconductor industry. Located in the Czech Republic, Miconex had revenue of approximately $40.5 million in the twelve months ending June 30, 2015, net income of approximately $3.0 million and EBITDA (earnings before interest, taxes, depreciation and amortization) of approximately $3.7 million.1

“The acquisition of Miconex is yet another step in our strategy to extend our capabilities in specialty manufacturing processes and expand our addressable market in semiconductor equipment and adjacent segments,” commented Jim Scholhamer, UCT’s Chief Executive Officer. “With Miconex, our offerings will now include a new and advanced set of competencies in the manufacture of highly complex fluid systems used for wet processing steps like cleaning, chemical mechanical polishing and electrochemical deposition. We welcome the Miconex employees who bring excellence in engineering, precision machining and welding, and also assembly and integration of high performance plastics.”

“We are excited to join forces with UCT. We believe this combination will significantly increase our new business opportunities and allow us to better serve our customers,” stated Ondrej Veselovsky and Michal Mares, Co-Founders of Miconex.

1 The foregoing amounts are unaudited and based upon amounts prepared by Miconex prior to the closing of the acquisition under generally accepted accounting principles in the Czech Republic, translated to USD using the average CZK/USD exchange rate for the twelve-months ended June 30, 2015. Ultra Clean will file with the SEC the historic and pro forma financial information required by SEC rules on an amended Current Report on Form 8-K/A within the time period required by the SEC.

Under the agreement, which closed July 31, 2015, UCT acquired Miconex for $15.0 million in cash and 500,000 shares of UCT common stock, with up to an additional $4.0 million of potential cash “earn-out” payments payable over a two-year period based on Miconex’s achievement of specified performance targets. The Company financed the cash portion of the acquisition through its existing cash from Asia operations.

The Company expects the acquisition to be accretive immediately at approximately $0.01 to $0.02 in non-GAAP earnings per share for the third quarter of fiscal 2015, excluding amortization charges for transaction costs.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel display, medical, energy and research industries. UCT offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. UCT’s customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, and energy and research industries. UCT is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts," and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to Miconex’s anticipated financial results and the anticipated accretion from the transaction. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 26, 2014 as filed with the Securities and Exchange Commission. Additional information is also set forth in our quarterly reports on Form 10-Q filed periodically with the Securities and Exchange Commission. Our periodic filings with the Securities and Exchange Commission are publicly available on the Securities and Exchange Commission’s website at www.sec.gov. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:

UCT
Casey Eichler
President and CFO
510/576-4704